EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2026 Financial Results

MIAMI, May 04, 2026 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the first quarter ended March 31, 2026 and provided guidance for the second quarter and full year 2026.

Highlights

  First quarter total revenue grew 10% to $2.3 billion. GAAP net income was $105 million, with EPS of $0.23.
  Delivered Adjusted EBITDA1 of $533 million in first quarter 2026, exceeding guidance, and representing an increase of 18% compared to 2025. Adjusted Net Income more than doubled to $108 million. Adjusted EPS increased $0.13 to $0.23.
  Company lowered full year 2026 guidance with Adjusted EPS expected to be $1.45 to $1.79.
  Company took delivery of Norwegian Luna, featuring an exceptional collection of venues and experiences, including its latest in house production ELTON: A Celebration of Elton John™.
  Announced Board refreshment with the appointment of five new independent directors effective March 31, 2026, further strengthening the Company’s governance and shareholder value focus.
  Executed targeted initiatives to enhance its SG&A profile, generating approximately $125 million of expected annualized run-rate savings.

“We delivered strong first quarter results, and more importantly we have already begun taking decisive actions to strengthen execution and accountability across the company, which will enhance results over the longer term,” said John W. Chidsey, Chairperson and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. “During the quarter, we acted with urgency to simplify, optimize, and streamline the organization, including executing SG&A savings initiatives totaling $125 million in expected run rate savings. These are long-term structural actions that we believe will help offset near-term pressures and position the business for stronger performance over time. As we move through the year, we will continue to manage costs and focus on revenue growth to align resources with the high-growth, high value areas of the business. I remain confident and encouraged that we are building a leaner, more effective and nimble organization that positions NCLH for sustainable long-term value creation.”

First Quarter 2026 Highlights

  Generated total revenue of $2.3 billion, a 10% increase compared to the first quarter of 2025, driven by increased Capacity Days. GAAP net income was $104.7 million compared to $(40.3) million in the prior year, with EPS of $0.23.
  Gross margin per Capacity Day increased 4.0% versus 2025 on an as reported basis and increased 2.6% on a Constant Currency basis. Net Yield decreased approximately 0.3% on an as reported basis and 1.0% on a Constant Currency basis, above our guidance of a decline of 1.6%.
  Gross Cruise Costs per Capacity Day was approximately $287, compared to $297 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $169 on an as reported basis and $168 on a Constant Currency basis, and was down 0.2% on an as reported basis and 1.0% on a Constant Currency basis compared to $169 in 2025, better than guidance.
  Adjusted EBITDA increased 18% to $533 million, compared to $453 million in 2025, exceeding guidance of ~$515 million. Adjusted EPS increased 121% to $0.23, exceeding guidance of ~$0.16.

2026 Full Year Outlook

The Company is experiencing headwinds related to disruptions in the Middle East, including higher fuel expense and signs of softer demand as consumers reevaluate travel plans, particularly to Europe. As previously noted, the Company entered 2026 behind its targeted booking curve, and these headwinds have hindered the Company’s ability to accelerate bookings and close that gap. These external pressures come as the Company continues to enhance its revenue management system and improve execution, resulting in additional pressure on the business and a reduction in its full year guidance. A summary of the updated full year guidance is provided below:

  2026 full year Net Yield on a Constant Currency basis is expected to be down approximately 3% to 5% versus 2025.
  2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to be approximately flat on a Constant Currency basis versus 2025, reflecting better-than-previously-guided performance driven by workforce optimization and other SG&A savings.
  2026 full year Adjusted EBITDA is expected to be approximately $2.48 billion to $2.64 billion.
  Adjusted Operational EBITDA Margin for the full year 2026 is expected to be 32.9% to 34.3%.
  Full year Adjusted Net Income is expected to be approximately $679 million to $838 million. Adjusted EPS is expected to be $1.45 to $1.79.

Q2 2026 Outlook

  Q2 2026 Net Yield on a Constant Currency basis is expected to decline approximately 3.6% versus 2025.
  Q2 2026 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow approximately 1.0% on a Constant Currency basis versus 2025.
  Q2 2026 Adjusted EBITDA is expected to be approximately $632 million and Adjusted Operational EBITDA Margin for the quarter is expected to be approximately 32.5%.

Booking Environment Update

The Company remains below its optimal booking range following certain execution missteps, exacerbated by softer demand related to heightened geopolitical uncertainty. Recent events related to the conflict in the Middle East have impacted bookings across all three brands, especially in Europe during the summer season. While the near-term environment remains challenging, the Company is taking targeted actions to better align commercial strategy, including marketing, with deployment and revenue management, with the benefits of these actions expected to materialize gradually over time.

Liquidity and Financial Position

The Company is committed to optimizing its balance sheet and reducing Net Leverage. As of March 31, 2026, the Company had total debt of $15.2 billion and Net Debt of $15.0 billion. Net Leverage ended the quarter at 5.3x.

As of March 31, 2026, liquidity was $1.6 billion including approximately $185.0 million of cash and cash equivalents and $1.4 billion of availability under our Revolving Loan Facility.

“During the quarter we delivered better-than-expected cost performance across the business,” said Mark A. Kempa, Executive Vice President and Chief Financial Officer of Norwegian Cruise Line Holdings Ltd. “As we navigate a more uncertain macroeconomic and geopolitical environment, we are acting diligently to offset those pressures through targeted SG&A savings and broader efficiency initiatives. Based on the actions taken during the quarter, we now expect full year Adjusted Net Cruise Cost Excluding Fuel to be approximately flat to last year, which should help support margins as we continue to strengthen execution across the business.”

Outlook and Guidance

In addition to announcing the results for the first quarter of 2026, the Company also provided guidance for the second quarter and full year 2026, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2026 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2026 Guidance
	Second Quarter 2026		Full Year 2026
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~(3.2%)	~(3.6%)	(2.7%) – (4.7%)	(3.0%) – (5.0%)
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~1.4%	~1.0%	~0.3%	~0.0%
Capacity Days	~6.6 million		~26.25 million
Occupancy	~102.5%		~104.2%
Adjusted EBITDA	~$632 million		$2.48 billion to $2.64 billion
Adjusted Net Income	~$178 million		$679 million to $838 million
Adjusted EPS[1]	~$0.38		$1.45 to $1.79
Diluted Weighted-Average Shares Outstanding[2]	~467 million		~468 million
Depreciation and Amortization	~$275 million		~$1,085 million
Interest Expense, net[3]	~$175 million		~$695 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$19 million ~$0.04		~$76 million ~$0.16
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$11 million ~$0.02		~$43 million ~$0.09
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[4]	~$1.6 million ~$0.00		~$5.3 million ~$0.01

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(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 467 million for the second quarter of 2026 and 468 million for full year 2026.
(2)	Second quarter 2026 and full year 2026 guidance assumes the Company’s 2027 Exchangeable Notes are dilutive and therefore are included in diluted weighted-average shares outstanding. As of March 31, 2026, the price of NCLH’s ordinary shares did not exceed the conversion price related to the Company’s 2030 Exchangeable Notes, and therefore, there was no impact to diluted weighted-average shares outstanding considered for the second quarter and full year 2026 guidance.
(3)	Interest expense excluding debt extinguishment and modification costs. Based on the Company’s March 31, 2026 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $14 million excluding the effects of the capitalization of interest.
(4)	Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on our revenues and operating costs.

The following reflects the foreign currency exchange rates as of March 31, 2026 that the Company used in its second quarter and full year 2026 guidance.

Current Guidance
Euro	$1.16
British pound	$1.32
Australian Dollar	$0.69
Canadian Dollar	$0.72

Fuel

The Company reported fuel expense of $169 million in the quarter. Fuel price per metric ton, net of hedges decreased to $651 from $687 in 2025. Fuel consumption of 259,000 metric tons was slightly below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities:

	Second Quarter 2026	Full Year 2026
Fuel consumption in metric tons[1]	251,000	1,020,000
Fuel price per metric ton, net of hedges[2]	$860	$782
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.08

__________________________

(1)	Total fuel consumption for the full year 2026 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on spot rates as of April 28th.

As of March 31, 2026, the Company had hedged approximately 51% and 28% of its total projected metric tons of fuel consumption for 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and prices per metric ton:

	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$534	$489
Total % of Consumption Hedged	51%	28%

__________________________

Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	Second Quarter 2026 (millions)	Third Quarter 2026 (millions)	Full Year 2026 (billions)	Full Year 2027 (billions)	Full Year 2028 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$380	$260	~$2.9	~$2.9	~$1.8
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	-	$111	~$1.6	~$2.0	~$1.3
Newbuild-and-Growth Capital Expenditures, Net of Financing	$380	$149	~$1.3	~$0.9	~$0.5

__________________________

  Includes all newbuild related capital expenditures including shipyard progress payments.

Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, technology and digital:

	Second Quarter 2026 (millions)	Third Quarter 2026 (millions)	Full Year 2026 (millions)
Other Capital Expenditures	$140	103	~$540

Fleet and Brand Updates

  Norwegian Cruise Line took delivery and Christened Norwegian Luna™, the stunning new ship that offers a range of family-friendly onboard experience, including the Aqua slidecoaster, Moon Climber, and mini-golf. Additionally, Norwegian Luna offers adult-only experiences like the late-night production of ‘LunaTique™’. Learn more here.
  Oceania Cruises introduced a new global campaign—The Joy of Traveling Well—reflecting the brand’s commitment to enriching travel at sea. The campaign launch is based in immersive itineraries, beautifully crafted and smaller ships, thoughtful service as well as an elevated culinary experience. Learn more here.
  Oceania Cruises announced plans for an extensive transformation of Oceania Marina™ during its dry dock in October 2026 in order to enhance the guest experience. Every stateroom will be redesigned, alongside enhancements across public spaces. Learn more here.
  Oceania Cruises announced Oceania Aurelia™, a refurbished and reimagined ship currently operating as Oceania Nautica™, which is expected to debut in late 2027 as a small-ship luxury offering designed for extended global travel. Learn more here.

Conference Call

The Company has scheduled a conference call for Monday, May 4th, 2026 at 8:30 a.m. Eastern Time to discuss first quarter 2026 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 35 ships and ~75,000 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 16 additional ships across its three brands through 2037, which will add ~43,000 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation expenses.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost Excluding Fuel adjusted for supplemental adjustments.

Adjusted Net Income. Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt, including the short-term portion thereof, and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding announced ships with long-term bareboat charters once their charters begin.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. Approximately $2.5 billion senior secured revolving credit facility.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

2027 Exchangeable Notes. On November 19, 2021, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $1,150.0 million aggregate principal amount of exchangeable senior notes due 2027. Additionally, on February 15, 2022, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $473.2 million aggregate principal amount of exchangeable senior notes due 2027.

2030 Exchangeable Notes. On April 7, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $353.9 million aggregate principal amount of exchangeable senior notes due 2030. Additionally, on September 11, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $1,407.0 million aggregate principal amount of exchangeable senior notes due 2030.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin and Net Yield to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Adjusted Gross Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. For example, for the three months ended March 31, 2026, we had an expense of $12.2 million related to restructuring costs. We included this as an adjustment in the reconciliation of Adjusted Net Income since the loss is not representative of our day-to-day operations, and this adjustment did not occur and is not included in the comparative period presented within this release.

In 2025 and 2026, we drew down on euro-denominated debt for three newbuilds that is primarily unhedged, and we expect to take delivery of ships that have euro-denominated debt in the future. Due to the significant increase in our euro-denominated debt in 2025 and 2026 and the fact that a substantial portion of our debt is in dollars, we have included the related net foreign currency remeasurement losses as a supplemental adjustment in our calculation of Adjusted Net Income and Adjusted EPS. To ensure comparability, we have retrospectively applied this adjustment to the corresponding periods in 2025, using a consistent methodology. The quantitative impact of these adjustments is presented in the accompanying reconciliation tables here and in the first quarter 2026 earnings presentation. Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income or loss basis, and therefore, the number of diluted weighted-average shares outstanding for GAAP and non-GAAP may be different.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and deliveries, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program, decarbonization efforts and alternative fuel sources and related regulation may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild-related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; shareholder activism and/or proxy contests; the unavailability of ports of call and the impacts of port and destination fees and expenses; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, geopolitical conflict, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets, businesses and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue
Passenger ticket	$1,542,321	$1,418,684
Onboard and other	788,900	708,869
Total revenue	2,331,221	2,127,553
Cruise operating expense
Commissions, transportation and other	397,605	395,343
Onboard and other	151,868	138,858
Payroll and related	380,216	334,504
Fuel	168,926	175,014
Food	80,682	75,588
Other	198,584	184,631
Total cruise operating expense	1,377,881	1,303,938
Other operating expense
Marketing, general and administrative	459,681	391,376
Depreciation and amortization	260,716	231,297
Total other operating expense	720,397	622,673
Operating income	232,943	200,942
Non-operating income (expense)
Interest expense, net	(165,987)	(217,872)
Other income (expense), net	40,703	(24,505)
Total non-operating income (expense)	(125,284)	(242,377)
Net income (loss) before income taxes	107,659	(41,435)
Income tax benefit (expense)	(2,993)	1,140
Net income (loss)	$104,666	$(40,295)
Weighted-average shares outstanding
Basic	456,654,579	441,147,186
Diluted	466,145,101	441,147,186
Earnings (loss) per share
Basic	$0.23	$(0.09)
Diluted	$0.23	$(0.09)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$104,666	$(40,295)
Other comprehensive income:
Shipboard Retirement Plan	43	16
Cash flow hedges:
Net unrealized gain	125,139	30,825
Amount realized and reclassified into earnings	(1,589)	4,073
Total other comprehensive income	123,593	34,914
Total comprehensive income (loss)	$228,259	$(5,381)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$185,047	$209,893
Accounts receivable, net	277,100	291,659
Inventories	162,718	138,181
Prepaid expenses and other assets	682,959	498,808
Total current assets	1,307,824	1,138,541
Property and equipment, net	20,189,081	19,068,807
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,661,659	1,697,764
Total assets	$23,794,853	$22,541,401
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,175,479	$875,899
Accounts payable	184,672	169,655
Accrued expenses and other liabilities	1,138,335	1,206,430
Advance ticket sales	3,718,873	3,200,593
Total current liabilities	6,217,359	5,452,577
Long-term debt	13,979,393	13,730,277
Other long-term liabilities	1,166,655	1,148,659
Total liabilities	21,363,407	20,331,513
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 459,099,810 shares issued and outstanding at March 31, 2026 and 455,257,489 shares issued and outstanding at December 31, 2025	459	455
Additional paid-in capital	8,220,727	8,227,432
Accumulated other comprehensive income (loss)	(327,772)	(451,365)
Accumulated deficit	(5,461,968)	(5,566,634)
Total shareholders’ equity	2,431,446	2,209,888
Total liabilities and shareholders’ equity	$23,794,853	$22,541,401

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities
Net income (loss)	$104,666	$(40,295)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	281,388	250,535
Loss on extinguishment of debt	—	49,529
Share-based compensation expense	23,365	20,281
Net foreign currency adjustments on euro-denominated debt	(37,638)	16,013
Other, net	1,813	1,344
Changes in operating assets and liabilities:
Accounts receivable, net	13,690	(50,220)
Inventories	(27,654)	(6,135)
Prepaid expenses and other assets	(87,953)	(75,976)
Accounts payable	33,595	10,700
Accrued expenses and other liabilities	(31,185)	(162,488)
Advance ticket sales	537,364	665,933
Net cash provided by operating activities	811,451	679,221
Cash flows from investing activities
Additions to property and equipment, net	(1,436,667)	(1,525,220)
Other	(3,156)	(7,022)
Net cash used in investing activities	(1,439,823)	(1,532,242)
Cash flows from financing activities
Repayments of long-term debt	(608,410)	(2,723,237)
Proceeds from long-term debt	1,260,848	3,679,114
Net share settlement of restricted share units	(30,055)	(23,805)
Early redemption premium	—	(38,379)
Deferred financing fees and other	(18,857)	(47,078)
Net cash provided by financing activities	603,526	846,615
Net decrease in cash and cash equivalents	(24,846)	(6,406)
Cash and cash equivalents at beginning of the period	209,893	190,765
Cash and cash equivalents at end of the period	$185,047	$184,359

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended
	March 31,
	2026	2025
Passengers carried	861,060	669,099
Passenger Cruise Days	6,634,526	5,787,243
Capacity Days	6,392,969	5,700,563
Occupancy Percentage	103.8%	101.5%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended
	March 31,
		2026
		Constant Currency
	2026	compared to 2025	2025
Total revenue	$2,331,221	$2,313,442	$2,127,553
Less:
Total cruise operating expense	1,377,881	1,369,636	1,303,938
Ship depreciation	241,228	241,228	212,763
Gross margin	712,112	702,578	610,852
Ship depreciation	241,228	241,228	212,763
Payroll and related	380,216	380,145	334,504
Fuel	168,926	168,928	175,014
Food	80,682	80,300	75,588
Other	198,584	195,672	184,631
Adjusted Gross Margin	$1,781,748	$1,768,851	$1,593,352

Passenger Cruise Days	6,634,526	6,634,526	5,787,243
Capacity Days	6,392,969	6,392,969	5,700,563

Total revenue per Passenger Cruise Day	$351.38	$348.70	$367.63
Gross margin per Passenger Cruise Day	$107.33	$105.90	$105.55
Net Per Diem	$268.56	$266.61	$275.32

Gross margin per Capacity Day	$111.39	$109.90	$107.16
Net Yield	$278.70	$276.69	$279.51

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2026
		Constant Currency
	2026	compared to 2025	2025
Total cruise operating expense	$1,377,881	$1,369,636	$1,303,938
Marketing, general and administrative expense	459,681	455,135	391,376
Gross Cruise Cost	1,837,562	1,824,771	1,695,314
Less:
Commissions, transportation and other expense	397,605	392,723	395,343
Onboard and other expense	151,868	151,868	138,858
Net Cruise Cost	1,288,089	1,280,180	1,161,113
Less: Fuel expense	168,926	168,928	175,014
Net Cruise Cost Excluding Fuel	1,119,163	1,111,252	986,099
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	614	614	553
Non-cash share-based compensation (2)	21,340	21,340	20,281
Professional advisory fees (3)	5,067	5,067	—
Restructuring costs (4)	12,217	12,217	—
Adjusted Net Cruise Cost Excluding Fuel	$1,079,925	$1,072,014	$965,265

Capacity Days	6,392,969	6,392,969	5,700,563

Gross Cruise Cost per Capacity Day	$287.43	$285.43	$297.39
Net Cruise Cost per Capacity Day	$201.49	$200.25	$203.68
Net Cruise Cost Excluding Fuel per Capacity Day	$175.06	$173.82	$172.98
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$168.92	$167.69	$169.33

__________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$104,666	$(40,295)
Effect of dilutive securities - exchangeable notes	771	—
Net income (loss) and assumed conversion of exchangeable notes	105,437	(40,295)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,103	989
Non-cash share-based compensation (2)	21,340	20,281
Professional advisory fees (3)	5,067	—
Restructuring costs (4)	12,217	—
Extinguishment and modification of debt (5)	—	49,542
Net foreign currency adjustments on euro-denominated debt (6)	(37,638)	16,013
Adjusted Net Income	$107,526	$46,530

Diluted weighted-average shares outstanding - Net income (loss)	466,145,101	441,147,186
Diluted weighted-average shares outstanding - Adjusted Net Income (7)	466,145,101	446,361,323

Diluted EPS	$0.23	$(0.09)
Adjusted EPS	$0.23	$0.10

__________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(4)	Severance and other related fees associated with certain employee terminations including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.
(5)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(6)	Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$104,666	$(40,295)
Interest expense, net	165,987	217,872
Income tax (benefit) expense	2,993	(1,140)
Depreciation and amortization expense	260,716	231,297
EBITDA	534,362	407,734
Other (income) expense, net (1)	(40,703)	24,505
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	614	553
Non-cash share-based compensation (3)	21,340	20,281
Professional advisory fees (4)	5,067	—
Restructuring costs (5)	12,217	—
Adjusted EBITDA	$532,897	$453,073

__________________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements of our euro-denominated debt.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4)	Incremental expenses related to activist investor activities, which are not associated with ongoing operations and are included in marketing, general and administrative expense.
(5)	Severance and other related fees associated with certain employee terminations including non-cash share-based compensation expense related to accelerated vesting for a former executive, net of forfeitures, which are included in marketing, general and administrative expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

March 31,
2026
Long-term debt	$13,979,393
Current portion of long-term debt	1,175,479
Total Debt	15,154,872
Less: Cash and cash equivalents	185,047
Net Debt	$14,969,825

Adjusted EBITDA for the twelve months ended	$2,810,050

Net Leverage	5.3x

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA, Net Leverage and other non-GAAP financial measures.